Exhibit (a)(1)(E)

Offer to Purchase for Cash by

Apple Hospitality REIT, Inc.

of

Up to $200,000,000 in aggregate Purchase Price of its Common Shares

 At a Purchase Price of Not Greater Than $21.00 Nor Less Than $19.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON JUNE 22, 2015 UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

May 18, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Apple Hospitality REIT, Inc., a Virginia corporation that has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes (the “Company”), has recently listed its common shares, no par value (the “Common Shares” or “Shares”), on the New York Stock Exchange (“NYSE”), commencing on May 18, 2015, under the symbol “APLE”.

We have been appointed by the Company to act as the Dealer Manager in connection with the Company’s offer to purchase for cash up to $200,000,000 in aggregate Purchase Price of its shares of Common Shares, at a price specified by the tendering shareholders of not greater than $21.00 nor less than $19.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated May 18, 2015 (the “Offer to Purchase”), and the related tender offer materials (which, together with any amendments and supplements thereto, we collectively refer to as the “Offer Documents” and which collectively constitute the “Offer”). Please furnish copies of the Offer Documents to those of your clients for whom you hold the Shares registered in your name or in the name of your nominee.

THE OFFER TO PURCHASE AND THE RELATED TENDER OFFER MATERIALS CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. YOUR CLIENTS MAY TENDER ALL OR A PORTION OF THEIR SHARES. YOUR CLIENTS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES.

Promptly after the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, the Company will determine a single price per Share (the “Purchase Price”), which will not be greater than $21.00 nor less than $19.00 per Share, that the Company will pay, subject to “odd lot” priority and proration, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders. The Purchase Price will be the lowest price per Share (in increments of $0.50) of not greater than $21.00 nor less than $19.00 per Share, at which Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $200,000,000 (or such lesser number if less than $200,000,000 in aggregate Purchase Price of Shares are properly tendered after giving effect to any Shares properly withdrawn). The Company will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering shareholder.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority and proration provisions, which are described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than $200,000,000 in aggregate Purchase Price of Shares are properly tendered at or below the Purchase Price and not properly withdrawn. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $200,000,000, the Company will purchase Shares: first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price, properly complete and submit the Letter of Transmittal and the Odd Lot certification form included with the Offer to Purchase and do not properly withdraw any Shares prior to the Expiration Time and second, from all other shareholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid the return of fractional Shares, until the Company has purchased Shares resulting in an aggregate purchase price of $200,000,000. See Section 1—Price; Number of Shares; Expiration Time; Proration, Section 2—Procedures for Tendering Shares and Section 4—Withdrawal Rights of the Offer to Purchase.

The conditions of the Offer are described in Section 6—Conditions of the Offer of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, at the end of the day, New York City Time, on June 22, 2015, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is a delay in making payment.

If you will tender Shares on behalf of your clients pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed (or a manually signed photocopy of this Letter of Transmittal), including any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth in the Important Instructions and Information and, solely with respect to tenders through DTC’s ATOP system, the Shares must be delivered pursuant to the procedures for book-entry transfer through DTC’s ATOP system set forth in Section 2—Procedures for Tendering Shares of the Offer to Purchase, in each case prior to the Expiration Time.

Although the Company’s Board of Directors has authorized the Offer, none of the Company, the Company’s Board of Directors, the Dealer Manager, the Paying Agent, the Depositary (each as defined in the Offer to Purchase) or Broadridge Corporate Issuers Solutions, Inc. (“Broadridge”) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their Shares or as to the price or prices at which they may choose to tender their Shares. Your clients must make their own decisions as to whether to tender their Shares, how many Shares to tender and the price or prices at which their Shares should be tendered. In doing so, your clients should read carefully the information in, or incorporated by reference into, the Offer to Purchase and the related tender offer materials. Your clients are urged to discuss their decisions with their tax advisors, financial advisors and/or you.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Paying Agent, the Depositary and Broadridge as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer (see Section 19—Miscellaneous of the Offer to Purchase).

If you have any questions regarding the Offer, please contact the Dealer Manager at the telephone numbers and addresses set forth below. If you require copies of the Offer Documents, please contact the Dealer Manager, Broadridge or AST at the applicable telephone number set forth below.

The Depositary and Paying Agent for the Offer is:
American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Attn: Reorganization Department
  Brooklyn, New York 11219
  Direct: (718) 921-8317
  Toll-Free: (877) 248-6417

The Dealer Manager for the Offer is:
  BofA Merrill Lynch
  Merrill Lynch, Pierce, Fenner & Smith Incorporated
  One Bryant Park
  New York, New York 10036
  Toll-Free: (888) 803-9655

Copies of the Offer materials are available from:
  Broadridge Corporate Issuers Solutions, Inc.
  51 Mercedes Way
  Edgewood, New York 11717
  Email: BBTRProxyOps@Broadridge.com

Very truly yours, Merrill Lynch, Pierce, Fenner & Smith Incorporated

Nothing contained in this letter or in the Offer Documents shall render you or any other person the agent of the Company, the Dealer Manager, the Paying Agent, the Depositary, the Broadridge or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Offer Documents and the statements contained therein.